EXHIBIT 14.1

Access National Corporation
Code of Ethics

I.             Purpose

This Code of Ethics (this “Code”) provides a general statement of Access National Corporation’s expectations regarding the ethical standards that each director, officer and employee should adhere to while acting on behalf of Access National Corporation and its subsidiaries (the “Company”).  Each director, officer and employee is expected to read and become familiar with the ethical standards described in this Code and will be required, annually, to affirm his or her agreement to adhere to such standards by signing the Compliance Certificate that appears at the end of this Code.

II.           Administration

The Access National Corporation Board of Directors is responsible for setting the standards of business conduct contained in this Code and updating these standards as it deems appropriate to reflect changes in the legal and regulatory framework applicable to the Company, the business practices within the Company’s industry, the Company’s own business practices, and the prevailing ethical standards of the communities in which the Company operates.  While Access National Corporation’s Chief Executive Officer and Chief Financial Officer will oversee the procedures designed to implement this Code to ensure that they are operating effectively, it is the individual responsibility of each director, officer and employee of the Company to comply with this Code.

III.           Compliance with Laws, Rules and Regulations

The Company will comply with all governmental laws, rules and regulations that are applicable to the Company’s activities, and expects that all directors, officers and employees acting on behalf of the Company will obey the law.

Directors, officers and employees are prohibited from illegally trading in the securities of Access National Corporation while in possession of material non-public (“inside”) information about the Company, and must comply with the Company’s Policies and Procedures Regarding Insider Trading and the Confidentiality of Company Information [the “Insider Trading Policy”].  In addition, Company directors and executive officers are required to comply with additional restrictions applicable to Covered Persons outlined in Exhibit A of said Insider Trading Policy.

IV.          Conflicts of Interest

Officers and Employees

Officers and employees should not be involved in any activity which creates or gives the appearance of a conflict of interest between their personal interests and the Company’s interests.  Conflicts of interest may include situations in which an officer or employee:

●	is a consultant to, or a director, officer or employee of, or otherwise operates an outside business:

	-	that markets products or services in competition with or complementary to the Company’s current or potential products and services;
	-	that supplies products or services to the Company; or
	-	that purchases products or services from the Company; or

●	has any financial interest, including stock ownership, in any such outside business that might create or give the appearance of a conflict of interest; or

●
seeks or accepts any personal loan or services from any such outside business, except from financial institutions or service providers offering similar loans or services to third parties under similar terms in the ordinary course of their respective businesses;

●
is a consultant to, or a director, officer or employee of, or otherwise operates an outside business if the demands of the outside business would interfere with the officer’s or employee’s responsibilities with the Company;

●	accepts any personal loan or guarantee of obligations from the Company, except to the extent such arrangements are legally permissible and disclosed to the appropriate parties;

●	conducts business on behalf of the Company with immediate family members, which include spouses, children, parents, siblings and persons sharing the same home whether or not legal relatives; or

●	uses the Company’s property, information or position for personal gain.

The appearance of a conflict of interest may exist if an immediate family member of an officer or employee of the Company is a consultant to, or a director, officer or employee of, or has a significant financial interest in, a competitor, supplier or customer of the Company, or otherwise does business with the Company.

Officers and employees shall notify Access National Corporation’s Chief Executive Officer, Chief Financial Officer or Vice President - Human Resources of the existence of any actual or potential conflict of interest.  Conflicts of interest may not always be clear-cut.  Therefore, questions should be directed to the Chief Executive Officer, Chief Financial Officer or Vice President-Human Resources.

Directors

In order for a director to avoid conflicts of interest or appearances thereof, each non-employee director of Access National Corporation shall maintain independence as defined by the NASDAQ Listing Rules.

In cases where a director performs services for the Company or has an interest in a transaction with the Company, in either event that does not impair independence, that director should abstain from participating in actions taken by the Board of Directors relating to such services or transaction.  Directors shall notify the Company’s general counsel or such independent counsel as the Company may designate of the existence of any actual or potential conflict of interest.

V.           Corporate Opportunities

Directors, officers and employees are prohibited from taking for themselves opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors of the Company.  No director, officer or employee may use corporate property, information or position for improper personal gain and no employee may compete with the Company directly or indirectly.  Directors, officers and employees owe a duty to the Company to advance its legitimate interests whenever possible.  To the extent directors or executive officers want to pursue a permissible corporate opportunity, they must also comply with the Related Party Transactions section of the Company’s Insider Policy.

VI.           Confidentiality; Protection and Proper Use of the Company’s Assets

Directors, officers and employees shall maintain the confidentiality of all information entrusted to them by the Company or its suppliers, customers or business partners, except when disclosure is authorized by the Company or legally required.

To avoid inadvertent disclosure of confidential information, directors, officers and employees shall not discuss confidential information with or in the presence of any unauthorized persons, including family members and friends, or in public places.

Directors, officers and employees are personally responsible for protecting those Company assets that are entrusted to them and for helping to protect the Company’s assets in general.

Directors, officers and employees shall use the Company’s assets for the Company’s legitimate business purposes only.

VII.         Fair Dealing

The Company is committed to promoting the values of honesty, integrity and fairness in the conduct of its business and sustaining a work environment that fosters mutual respect, openness and individual integrity.  Directors, officers and employees are expected to deal honestly and fairly with the Company’s customers, suppliers, competitors and other third parties.  To this end, directors, officers and employees shall not:

●	make false or misleading statements to customers, suppliers or other third parties;

●	make false or misleading statements about competitors;

●	solicit or accept from any person that does business with the Company, or offer or extend to any such person,

	-	cash of any amount; or
-
gifts, gratuities, meals or entertainment that could influence or reasonably give the appearance of influencing the Company’s business relationship with that person or go beyond common courtesies usually associated with accepted business practice;

●	solicit or accept any fee, commission or other compensation for referring customers to third-party vendors; or

●
otherwise take unfair advantage of the Company’s customers or suppliers, or other third parties, through manipulation, concealment, abuse of privileged information or any other unfair-dealing practice.

VIII.        Accurate and Timely Periodic Reports

The Company is committed to providing investors with full, fair, accurate, timely and understandable disclosure in the periodic reports that it is required to file and in other public communications made by the Company.  To this end, the Company shall:

●
comply with accounting principles generally accepted in the United States of America (“GAAP”) and comply with all regulatory and accounting guidelines for presenting supplementary non-GAAP financial information at all times;

●	maintain a system of internal accounting controls that will provide reasonable assurances to management that all transactions are properly recorded;

●	maintain books and records that accurately and fairly reflect the Company’s transactions;

●	prohibit the establishment of any undisclosed or unrecorded funds or assets;

●
maintain a system of disclosure controls that will provide reasonable assurances to management that material information about the Company is made known to management, particularly during the periods in which the Company’s periodic reports are being prepared; and

●	present information in a clear and orderly manner and avoid the use of legal and financial jargon in the Company’s periodic reports.

IX.          Reporting and Effect of Violations

Directors, officers or employees should report any known or suspected violations of governmental laws, rules and regulations or this Code to the Chair of the Audit Committee by phone or through email or regular mail:

Mr. John (“Skip”) W. Edgemond
skip@gwli.net
(703) 898-6421
c/o GreenWorks Landscaping, Inc.
42660 John Mosby Highway
Chantilly, VA  20152

For anonymous reports, please use regular mail.  The Company, however, encourages directors, officers and employees to provide their names so the reports can be investigated thoroughly.  The Company will not allow any retaliation against a director, officer or employee who acts in good faith in participating or assisting in an investigation or in reporting any such violation, whether reported to the Company or to a proper government official or agency.  Anyone who attempts to retaliate against a director, officer or employee in violation of this policy will be subject to disciplinary action, up to and including dismissal.

The Chair of the Audit Committee will, when possible, acknowledge receipt of the report to the sender.  Reported violations will be reviewed and investigated under the direction and oversight of the Audit Committee, which will oversee an appropriate response, including corrective action and preventative measures.  Directors, officers and employees who violate any governmental laws, rules and regulations or this Code will face disciplinary action, up to and including dismissal.

X.           Waivers

The provisions of this Code may be waived for directors or executive officers only by a resolution of the Company’s Board of Directors.  The provisions of this Code may be waived for employees who are not directors or executive officers by Access National Corporation’s Chief Executive Officer.  Any waiver of this Code granted to a director or executive officer will be publicly disclosed along with the reasons for the waiver as required by the Securities and Exchange Commission or national exchange on which Access National Corporation’s securities are listed for trading.  Any change in or waiver of the Code for Access National Corporation’s Chief Executive Officer, Chief Financial Officer, principal accounting officer or controller, or persons performing similar functions will be publicly disclosed as required by the Securities and Exchange Commission.

Approved this 23rd day of March 2012.

Compliance Certificate

           I have read and understand the Company’s Code of Ethics (the “Code”).  I understand the applicability of the Code to my family and me and agree to abide by the Code.  I further confirm my understanding that any violation of the Code will subject me to disciplinary action, up to and including dismissal.

           I certify to the Company that I am not in violation of the Code, unless I have noted such violation in a signed Statement of Exceptions attached to this Compliance Certificate.

Date	Signature

Name (Printed)

Title/Position (Printed)

Check one of the following:

☐          A Statement of Exceptions is attached.

☐          No Statement of Exceptions is attached.